Exhibit 5.1

October 15, 2026

Nocopi Technologies, Inc.

480 Shoemaker Road, Suite 104

King of Prussia, Pennsylvania 19406

Ladies and Gentlemen:

We have acted as special Maryland counsel to Nocopi Technologies, Inc., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the offer and resale from time to time by the selling stockholders named therein (the “Selling Stockholders”) of up to 4,315,790 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company, pursuant to the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) on October 15, 2026 (as amended, the “Registration Statement”), consisting of: (i) 3,750,000 shares of Common Stock issued to certain of the Selling Stockholders in private placements (collectively, the “Private Placements”), (ii) 500,000 shares of Common Stock issued to Polymeric U.S., Inc., a Missouri corporation (“Polymeric”), in connection with the acquisition by Polymeric Nocopi LLC, a wholly owned subsidiary of the Company, of substantially all of the assets of Polymeric (the “Polymeric Acquisition”), and (iii) 65,790 shares of Common Stock held by one of the Selling Stockholders identified in the Registration Statement (the “Other Shares”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”): (a) the charter of the Company (the “Charter”), (b) the Bylaws of the Company (the “Bylaws”); (c) the Registration Statement and the related form of prospectus included therein; (d) the Asset Purchase Agreement, dated as of May 18, 2026 (the “Asset Purchase Agreement”), by and among the Company, Polymeric Nocopi LLC, Polymeric and Savara Capital, a Mauritius limited company and the sole shareholder of Polymeric; (e) the Stock Purchase Agreements pursuant to which the Shares issued in the Private Placements were issued, including the Stock Purchase Agreement dated August 1, 2022 by and between the Company and the Purchasers (as defined therein) and the Stock Purchase Agreement dated September 11, 2023 between the Company and Frost Gamma Investments Trust (collectively, the “Stock Purchase Agreements”); (f) resolutions adopted by the Board of Directors of the Company (the “Board”) relating to, among other matters, the authorization and issuance of the Shares and the filing of the Registration Statement (the “Resolutions”); (g) a certificate from the Department of Assessments and Taxation for the State of Maryland as to the good standing of the Company, dated as of a recent date; (h) a certificate executed by an officer of the Company, dated as of the date hereof (the “Officer’s Certificate”); and (i) such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein. As to certain factual matters material to this opinion, we have relied, without independent verification, upon the Officer’s Certificate and upon certificates of public officials, including as to the receipt by the Company of the consideration for the Shares.

In expressing the opinion set forth herein, we have assumed that (i) each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so; (ii) each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so; (iii) all Documents submitted to us as originals are authentic, all Documents submitted to us as certified, photostatic or electronic copies conform to the original documents, and all signatures on all Documents are genuine; and (iv) all public records reviewed or relied upon by us or on our behalf are true and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the Shares have been duly authorized and are validly issued, fully paid and nonassessable.

Nocopi Technologies, Inc. October 15, 2026 Page 2

The foregoing opinion is limited to the laws of the State of Maryland, and we do not express any opinion herein concerning any other law, including federal or state securities laws. We express no opinion as to compliance with any federal or state securities laws, including the securities laws of the State of Maryland. The opinion expressed herein is limited to the matters specifically set forth in this letter, and no opinion may be inferred or implied beyond the matters expressly stated. This opinion is given as of the date hereof, and we assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement in accordance with Item 601(b)(5) of Regulation S-K. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By: /s/ Scott R. Wilson

Principal